    FOR: VITALINK PHARMACY                FOR:    GRANCARE, INC.
         SERVICES, INC.

CONTACT: SCOTT MACOMBER               CONTACT:  KAY L. BROWN
         VICE PRESIDENT, FINANCE &              SENIOR VICE PRESIDENT,
         CHIEF FINANCIAL OFFICER                CORPORATE
         708/505-1320                           COMMUNICATIONS
                                                770/673-2507

                                          FOR:  MANOR CARE, INC.

FOR IMMEDIATE RELEASE                 CONTACT:  LEIGH COMAS
- ---------------------                           VICE PRESIDENT, FINANCE &
                                                ASSISTANT TREASURER
                                                301/979-4168

                    VITALINK PHARMACY SERVICES AND GRANCARE
                ANNOUNCE INSTITUTIONAL PHARMACY MERGER AGREEMENT

              -WILL CREATE MAJOR INSTITUTIONAL PHARMACY COMPANY -


     Naperville, Illinois, September 3, 1996 -- Vitalink Pharmacy Services, Inc. (Nasdaq: VTLK) an 82% owned subsidiary of Manor Care, Inc. (NYSE: MNR) and GranCare, Inc. (NYSE:GC) announced that they have entered into a definitive merger agreement pursuant to which GranCare's institutional pharmacy business will merge with and into Vitalink in a merger of equals. The strategic merger will make Vitalink the second largest publicly-traded institutional pharmacy company in the United States with revenues of approximately $400 million.

     The first step in the transaction calls for GranCare to spin-off its skilled nursing operations in a tax-free distribution to shareholders. After completion of the spin-off of
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the skilled nursing operations, the remaining indebtedness will total approximately $107 million. Thereafter, pursuant to the merger agreement, Vitalink will issue 11.6 million shares in exchange for all of the outstanding shares and stock options of GranCare and will assume the $107 million indebtedness. The merger valued at approximately $370 million, will be accounted for under the purchase method of accounting and will be treated as a tax-free exchange of shares. The skilled nursing operations will continue to be conducted as a publicly-held company and will retain the well-known GranCare name. The transaction has been approved by the Board of Directors of each company, but remains subject to approval of the shareholders of GranCare, Inc., regulatory approval and other customary closing conditions. The transaction is expected to close on or before December 31, 1996.

     Following the merger, Vitalink will serve 166,000 beds, or approximately 10% of total skilled nursing facility beds in the United States, through 54 pharmacy locations in 29 states nationwide. The company will continue to have a high quality payor mix with private pay and Medicare sources contributing two-thirds of total revenues. It is estimated that on a pro forma basis, the combined companies will have total assets of $450 million. Pro forma long-term debt will be approximately $107 million, or 15% of total market capitalization, based on Vitalink's current $23 per share price.

     Following the completion of the merger, Stuart Bainum, Jr. currently Chairman and Chief Executive Officer of Manor Care, Inc., will serve as Chairman of Vitalink and
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Gene E. Burleson, currently Chairman and Chief Executive Officer of GranCare, will serve as Vitalink's Chief Executive Officer. Vitalink's President and Chief Operating Officer, Donna DeNardo, and Chief Financial Officer, Scott Macomber, will maintain their respective roles. Arlen Reynolds, currently President of TeamCare, will become Executive Vice-President of the merged entity. The Board of Directors will consist of four Vitalink and four TeamCare board members. Vitalink's headquarters will remain in Naperville, Illinois.

     Commenting on the announcement, Stewart Bainum, Jr. of Manor Care said, "This merger of Vitalink and TeamCare will unlock and enhance the value of both entities by creating a market-leading institutional pharmacy, well-positioned for solid internal growth and further acquisitions as the industry continues to consolidate."

     Gene E. Burleson of GranCare stated, "The company will be active in offering value-added services and providing outcome data through sophisticated information systems, which are needed to compete in today's managed care market. Our expanded customer base and geographic presence will allow us to capture a greater share of the growing subacute nursing and assisted living facilities markets."

          Donna DeNardo, President and Chief Operating Officer, said "We are delighted with the opportunities this transaction brings to our shareholders, customers and employees. We expect to realize significant operating savings through purchasing leverage and the elimination of duplicate functions in our organizations. This merger
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brings together the best of each company's marketing and operating teams."

     Vitalink now provides medications, consulting and infusion services to approximately 52,000 institutional beds as well as to home infusion patients through its 23 institutional pharmacies and four regional infusion pharmacies. Vitalink had net revenues of $141 million and a net income of $13.9 million, or $0.99 per share, for the year ended May 31, 1996.

     TeamCare, a subsidiary of GranCare, provides institutional pharmacy services to over 114,000 customers in 23 states. TeamCare's net revenues for the twelve month period ended May 21, 1996 were $220 million.

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